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[CORNELL CAPITAL PARTNERS LOGO]

                                                                 October 5, 2006

ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, WI 53051

Attention: Robert Parry

Re: Convertible Debenture (the "Debenture") dated February 28, 2006 between ZBB Energy (the "Company") and Montgomery Equity Partners Ltd. (the "Investor")

     In regards to the Company's request for a moratorium on conversions related to the Convertible Debenture dated February 28, 2006 the Investor and the Company shall agree to the following terms:

          The Investor will agree to not convert any portion of the Debenture for a period of 90 days from date hereof. In consideration therefore, the parties agree that:

o The Company will make cash payments of $20,000 per month due on the eighteenth day of each month beginning on October 18, 2006 However such payment shall not be deemed a payment of principle under the Debenture.

o The Company represents that none of its directors or executive officers will sell shares held by them during the foregoing 90 day period. In addition, no other convertible note holder or warrant holder may sell any shares underlying any convertible notes or issuable upon exercise of their warrants during the foregoing 90 day period.

o The parties have consented to the reverse split which shall take place contemporaneously with the effective date of the registration statement described in the next sub-paragraph of this letter agreement.

o The Company will provide the Investor with copies of all documentation associated with the proposed initial public offering registration statement to be filed with the United States Securities and Exchange Commission.

101 Hudson Street - Suite 3700 Jersey City, NJ 07302 Tel: (201) 985-8300 /
Facsimile: (201) 985-8266

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o    The parties agree that upon closing the proposed public offering (or any other sufficient Financing Transaction, as defined in the Debenture), the proceeds will be used to redeem the Debentures and Warrants, as adjusted, at the Redemption Rate as defined in the Debenture dated February 28, 2006.

o The Company agrees that it shall issue all shares that it is required to issue upon repayment of the Debenture as provided in Section 7.4 of the Debenture.

o The Company agrees that upon material default of any items mentioned above, the Investor will be allowed to convert as originally outlined in the original Financing Agreement.

o The Debenture shall only be deemed modified and in forbearance without default to the extent set forth herein during the 90 day period following the date of execution hereof by both parties and thereafter the provisions of the Debenture shall continue. All other provisions of the Debenture and rights and remedies of the parties as per the original Debenture remain in full force and effect as set forth in the Debenture during said 90 day period.

Signed and Agreed to by                          Signed and Agreed to by


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Robert Parry                                     Robert Press
ZBB Energy Corporation                           Montgomery Equity Partners Ltd.

101 Hudson Street - Suite 3700 Jersey City, NJ 07302 Tel: (201) 985-8300 /
Facsimile: (201) 985-8266